Exhibit 10.1

EXECUTION COPY

SEVERANCE AND FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SEVERANCE AND FIRST AMENDMENT TO EMPLOYMENT AGREEMENT is entered into as of March 1, 2007, by and between David J. Hollister (“Hollister”) and Broder Bros., Co., a Michigan corporation (the “Company”). The Company and Hollister are sometimes collectively referred to herein as the “Parties” and individually as a “Party”. Capitalized terms not otherwise defined in this Agreement which are defined in the Employment Agreement (as defined below) shall have the meanings set forth therein.

WHEREAS, Hollister and the Company are parties to that certain Employment Agreement, dated as of January 10, 2004 (as amended from time to time in accordance with its terms, the “Employment Agreement”).

WHEREAS, Hollister and the Company are parties to that certain Executive Stock Purchase Agreement, dated as of September 17, 2004 (as amended from time to time in accordance with its terms, the “Stock Purchase Agreement”), pursuant to which Hollister purchased from the Company, and the Company sold to Hollister, the following “Purchased Equity”: (i) 28,236 shares of the Company’s Class B Common Shares, par value $.01 per share (“Class B Common”), (ii) 2,738 shares of the Company’s Class L Common, Series 3, par value $.01 per share (“Class L Common, Series 3”), (iii) 2,647 shares of the Company’s Class L Common, Series 4, par value $.01 per share (“Class L Common, Series 4”), and (iv) 304 warrants to purchase shares of Class L Common, Series 3 (“Warrants”), for an aggregate purchase price of $100,000.

WHEREAS, Hollister and the Company are parties to that certain Executive Stock Option Agreement, dated as of April 21, 2004 (as amended from time to time in accordance with its terms, the “Stock Option Agreement”), pursuant to which the Company granted to Hollister an Option (as such term is defined in the Stock Option Agreement, the “Option”) to purchase the following: (i) up to 593,235 shares of Class B Common at a price per share of $0.1944, (ii) up to 63,926 shares of Class L Common, Series 3 at a price per share of $15.75, and (iii) up to 55,623 shares of Class L Common, Series 4, at a price per share of $13.69, all in accordance with and subject to the Broder Bros., Co. 2004 Executive Stock Option Plan (as amended from time to time in accordance with its terms, the “Stock Option Plan”) and the Stock Option Agreement.

WHEREAS, in connection with the Stock Purchase Agreement, Hollister became a party to (i) that certain Amended and Restated Shareholders Agreement, dated as of September 22, 2003, by and among the Company and the parties thereto (as amended from time to time in accordance with its terms, the “Shareholders Agreement”), and (ii) that certain Amended and Restated Registration Agreement, dated as of September 22, 2003, by and among the Company and the parties thereto.

WHEREAS, Hollister terminated his employment relationship with the Company and its Subsidiaries effective as of January 31, 2007.

WHEREAS, Hollister desires to sell the Purchased Equity (as defined below) to the Company, and the Company desires to purchase the Purchased Equity on the terms and subject to the conditions set forth herein.

WHEREAS, Hollister and the Company desire to amend the Employment Agreement as provided herein.

WHEREAS, prior to the date hereof, the Bain Group Shareholders (as such term is defined in the Shareholders Agreement) have consented to the transactions set forth herein as required under Section 2 the Shareholders Agreement.

In consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1. Termination of Employment and Consideration.

(a) Termination of Employment Relationship. As of January 31, 2007 (the “Separation Date”), Hollister terminated his employment with the Company without Good Reason. In exchange for Hollister’s execution of this Agreement, including the Release in Section 4 and the Extension of Noncompete Period in Section 6(b) hereof, and Hollister’s continued compliance with the Employment Agreement, including, without limitation, paragraphs 5, 6 and 7 thereof, the Company agrees to provide Hollister with the Purchase Price and Transition Bonus Payment (as defined herein).

(b) Payments.

(i) Transition Bonus Payment. The Company shall pay to Hollister a transition bonus in the aggregate amount of $63,000 in cash (the “Transition Bonus Payment”). The Transition Bonus Payment shall be payable by the Company to Hollister in a single lump sum on March 9, 2007 (the “Effective Date”); provided that such payment shall be subject to reduction in respect of applicable federal, state and local tax withholdings.

(ii) Payment for Execution of Release and Amendment to Employment Agreement. The Company shall pay to Hollister an aggregate amount of $457,000 in cash (the “Noncompete/Release Payment”) on the Effective Date; provided that such Noncompete/Release Payment shall be subject to reduction in respect of applicable federal, state and local tax withholdings. The Transition Bonus Payment and Noncompete/Release Payment provided to Hollister shall not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or any of its Affiliates. Hollister acknowledges that he understands that the Noncompete/Release Payment provided to him represents consideration for signing this Agreement, including, without limitation, the Release in Section 4 and the Extension of Noncompete Period in Section 6(b) hereof and are not salary, wages or benefits to which Hollister was already entitled.

(iii) Other Payments. Notwithstanding anything to the contrary set forth in the Employment Agreement or otherwise, except with respect to the Transition Bonus Payment, the Noncompete/Release Payment and the reimbursable business expenses listed on Schedule 1(b)(iii) attached hereto, Hollister, agrees that he is not entitled to any other salary, bonus (including any performance-based bonus), severance, reimbursement, benefit, payment or expectation of remuneration or other monies from the Company, its Subsidiaries or their Affiliates. For purposes of this Agreement, “Affiliate” of any Person is any other Person controlled by, controlling or under common control with such Person. For purposes of this Agreement, “Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

2. Sale and Assignment of the Purchased Equity

(a) Sale and Assignment. On the terms and subject to the conditions set forth in this Section 2, Hollister hereby sells, assigns and transfers to the Company as of the Effective Date, all right, title and interest in the Purchased Equity, and the Company hereby purchases the Purchased Equity for an aggregate price of $114,000 in cash, payable on the Effective Date by wire transfer of immediately available funds (the “Purchase Price”). The Company shall deliver to Hollister the Purchase Price on the Effective Date, Hollister shall deliver to the Company any and all certificates, documents and/or instruments representing the Purchased Equity and the Company will reflect the sale of the Purchased Equity by Hollister to the Company in the Company’s books and records. Hollister acknowledges that he understands that the Company’s purchase of the Purchased Equity and the Purchase Price provided to him represents, in part, consideration for signing this Agreement, including, without limitation, the Release in Section 4 and the Extension of Noncompete Period in Section 6(b) hereof and are not salary, wages or benefits to which Hollister was already entitled.

(b) Representations and Warranties of Hollister to the Company. Hollister hereby represents and warrants to the Company, as of the date hereof and as of the Effective Date, as follows:

(i) Ownership of Interest. Hollister is the legal and beneficial owner of the Option and the Purchased Equity and will transfer to the Company good and marketable title to the Purchased Equity, free and clear of any and all liens, pledges, encumbrances, charges or claims of any kind whatsoever.

(ii) Execution and Effect of Agreement. Hollister has the requisite power and authority to enter this Agreement and to carry out the transactions contemplated by this Section 2. This Agreement constitutes a valid and binding obligation of Hollister, enforceable against Hollister in accordance with its terms.

(iii) No Reliance. Hollister has not relied on any representations, promises or agreements of any kind made to him in connection with his decision to accept this Agreement, except those explicitly set forth in this Agreement.

(iv) Valid and Binding; No Breach. The Employment Agreement (as amended hereby) constitutes a valid and binding obligation of Hollister, enforceable against Hollister in accordance with its terms. Since the Separation Date, Hollister has not breached or violated any of the terms of the Employment Agreement. In addition, since the Separation Date, Hollister has not engaged in a Competitive Activity (as such term is amended by this Agreement and defined in the Employment Agreement).

(c) Representations and Warranties of the Company to Hollister. The Company hereby represents and warrants to Hollister, as of the date hereof and as of the Effective Date, that it has the requisite power and authority to enter this Agreement and to carry out the transactions contemplated by this Section 2. The execution and delivery of this Agreement by the undersigned on behalf of the Company and the consummation of the transactions contemplated by this Section 2 by the Company have been duly authorized. Section 2 of this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(d) Survival of Representations and Warranties. All of the representations and warranties contained in this Section 2, shall survive after the date hereof. Each party agrees to indemnify and hold harmless the other, and their respective directors, officers, employees, agents and Affiliates from and against any losses which are incurred by each such indemnified party as a result of the breach by the first party of any of its representations, warranties or covenants set forth in this Section 2.

3. Cancellation of Option and any Option Shares; Cancellation of Other Equity; Survival of Provisions of Employment Agreement.

(a) Cancellation of Option and any Option Shares. On the Effective Date, Hollister will present, contribute and deliver to the Company for cancellation all certificates and instruments which represent the Option or any Option Shares whether vested or unvested (as such term is defined in the Stock Option Agreement, the “Option Shares”). Hollister hereby acknowledges and agrees that, upon payment of the Noncompete/Release Payment, Transition Bonus Payment and the Purchase Price, (i) the Option and any Option Shares shall automatically be canceled and retired and shall cease to exist, (ii) all of the Company’s obligations with respect to the Option or any Option Shares will have been satisfied, and (iii) the Company will then be released from any and all obligations with respect to the Option or any Option Shares.

(b) Cancellation of Other Equity. Upon consummation of the transactions contemplated herein, any securities, notes, bonds, options, warrants or other instruments convertible into or exchangeable for capital stock of the Company or any subsidiary of the Company then held by Hollister or any of his Affiliates shall be automatically canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Survival of Provisions of Employment Agreement. The Parties agree and acknowledge that paragraphs 4 through 24 (other than paragraph 18) of the Employment Agreement shall survive in full force in accordance with their terms notwithstanding the termination of Hollister’s Employment Period and the amendment of the Employment Agreement.

4. Release by Hollister.

(a) For the consideration received (including, without limitation, the promises, agreements and payments described herein), all as provided for in Sections 1 and 2 of this Agreement, Hollister (for Hollister, Hollister’s heirs, assigns and executors) hereby acknowledges full and complete satisfaction of and fully and forever releases and forever discharges the Company, any of its Affiliates, and its and their directors, officers, agents, shareholders and employees from any and all claims, suits, demands, causes of action, contracts, covenants, obligations, debts, costs, expenses, attorneys’ fees, liabilities of whatever kind or nature in law or equity, by statute or otherwise whether now known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden, which have existed or may have existed, or which do exist, through the Effective Date, (“Claims”) of any kind, which relate in any way to Hollister’s employment with the Company or the termination of that employment, except those arising out of (i) the performance of this Agreement or the surviving terms of the Employment Agreement, (ii) Hollister’s right to any indemnification by the Company pursuant to its articles of incorporation and bylaws, or (iii) Hollister’s rights to coverage under the Company’s directors’ and officers’ insurance policy. Such released claims include, without in any way limiting the generality of the foregoing language, any and all claims of employment discrimination under any local, state, or federal law or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act of 1967, as amended.

(b) In signing this Release Hollister acknowledges that he intends that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. Hollister expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. Hollister acknowledges and agrees that this waiver is an essential and material term of this Agreement and without such waiver the Company would not have provided the Noncompete/Release Payment, Purchase Price or the Transition Bonus Payment described in Sections 1 and 2. Hollister further agrees that in the event he brings his own Claim in which he seeks damages against the Company, or in the event he seeks to recover against the Company in any Claim brought by a governmental agency on his behalf, this release shall serve as a complete defense to such Claims.

(c) By signing this Agreement, Hollister acknowledges that he:

(i) has been given twenty-one days after receipt of this Agreement within which to consider it;

(ii) has carefully read and fully understands all of the provisions of this Agreement;

(iii) knowingly and voluntarily agrees to all of the terms set forth in this Agreement;

(iv) knowingly and voluntarily agrees to be legally bound by this Agreement;

(v) has been advised and encouraged in writing (via this Agreement) to consult with an attorney and tax advisor prior to signing this Agreement;

(vi) understands that this Agreement, including the Release, shall not become effective and enforceable until the eighth day following execution of this Agreement, and that at any time prior to the effective day he can revoke this Agreement.

5. Release by the Company.

(a) The Company releases and forever discharges Hollister from any and all Claims which relate in any way to his employment with the Company or the termination of that employment; which were Known to the Company prior to the Effective Date. For purposes of this paragraph, “Known to the Company” means the actual knowledge of the members of the Company’s Board of Directors and the Company’s three most highly paid executive officers (in each case, other than Hollister).

(b) In signing this Release the Company acknowledges that the Company intends that this Release shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. The Company expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. The Company acknowledges and agrees that this waiver is an essential and material term of this Agreement and without such waiver Hollister would not have entered into this Agreement. The Company further agrees that in the event the Company brings its own Claim in which the Company seeks damages against Hollister, or in the event the Company seeks to recover against Hollister in any Claim brought by a governmental agency on the Company’s behalf, this release shall serve as a complete defense to such Claims.

6. Additional Agreements; Extension of Noncompete Period.

(a) Additional Agreements.

(i) Hollister agrees to keep all confidential and proprietary information about the past or present business affairs of the Company confidential unless a prior written release from the Company is obtained, except for any disclosure required by law.

(ii) Hollister further agrees that as of the date hereof, he has returned to the Company any and all property, tangible or intangible, relating to its business, which he possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that he shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

(b) Extension of Noncompete Period. In connection with Hollister’s receipt of consideration hereunder, including the Noncompete/Release Payment, Hollister acknowledges and agrees that the Noncompete Period (as such term is defined in the Employment Agreement prior to the date hereof) shall be extended for an additional twenty-four months, for a total of thirty-six months after the Separation Date. To effectuate the foregoing, the parties hereto agree and acknowledge that as of the Effective Date, the Employment Agreement shall be amended such that the occurrence of the phrase “one (1) year” set forth in paragraph 7(a) of the Employment Agreement shall be deleted in its entirety and replaced with the following: “three (3) years”.

7. Confidentiality of this Agreement.

(a) The contents of this Agreement, including but not limited to its financial terms, are strictly confidential. By signing this agreement Hollister agrees and represents that he will maintain the confidential nature of the agreement, except (i) for disclosures to legal counsel, tax and financial planners, and immediate family who agree to keep it confidential; (ii) as otherwise required by law, in which case Hollister shall notify the Company in writing in advance of disclosure; and (iii) as necessary to enforce this Agreement.

(b) The Company agrees that it will keep the contents of this Agreement confidential, except (i) for disclosures to its executive staff and governing body, as necessary or appropriate, and to its outside counsel and auditors; (ii) as otherwise required by law; and (iii) as necessary to enforce this Agreement.

8. No Transfer or Assignment. The Parties agree that no interest or right Hollister has or any of his beneficiaries has to receive payment or to receive benefits under this Agreement shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, except as required by law. Nor may such interest or right to receive payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against Hollister or his beneficiary, including for alimony, except to the extent required by law.

9. No Admissions. This Agreement shall not be construed as an admission of any wrongdoing by any of the Parties or any of their directors, officers, agents or employees.

10. No Other Agreement. Except as otherwise provided herein, including, without limitation, Section 3(c) hereof, this Agreement contains the entire agreement between the Parties with regard to the subject matter hereof. No part of this Agreement may be changed except in writing, executed by Hollister and the Company.

11. Governing Law. This Agreement shall be interpreted in accordance with the laws of the State of Michigan. Whenever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting the remainder of such provision or any of the remaining provisions of this Agreement.

12. Fees and Expenses. Except as set forth in this Section 12, all costs and expenses incurred or to be incurred by Hollister or his Affiliates shall be paid by Hollister, or the Company and its Affiliates shall be paid by the Company (including, without limitation, all fees related to accounting, legal and other professional services) in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement. Notwithstanding the foregoing, within 15 days of presentation of proper invoices, the Company shall pay up to, but not in excess of, $2,500 for reasonable legal fees and expenses due to Pepper Hamilton LLP in connection with the cessation of Hollister’s employment with the Company and the documentation of this Agreement. Pepper Hamilton LLP is an intended third party beneficiary of this Section 12.

13. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

BRODER BROS., CO.

By:	/s/ Martin J. Matthews
Its:	Interim Chief Financial Officer

/s/ David J. Hollister
DAVID J. HOLLISTER

Schedule 1(b)(iii)

The Company shall reimburse Hollister for an amount equal to $23,000, as set forth in the memorandum dated July 19, 2004.